EX-4
<FILENAME>
Website Contract

				Exhibit 4
			   [Website Contract]

				CYNTHIA LIN
	818 WESTMORELAND DR. SCHENECTADY, NY 12309-4946
	E-MAIL: CYN@ASTRUMIGNIS.COM MOBILE: (518) 369-8706
	ASTRUMIGNIS.COM CYNTHIALIN.NET ETERNALVOX.NET


				April 8, 2003

Dear Mr. Sarfoh,


I'm pleased that you have selected me to develop your Cape Coastal Trading website. The following information will clarify our discussion of March 30, 2003:

I agree to furnish you with the Cape Coastal Trading website. If you wish, my services can be extended to including domain registration and host purchasing assistance and maintenance services.

The Cape Coastal Trading website will be generated directly from materials that you will prepare, and furnish to me. I understand that this information will be in complete readiness for publication. If it becomes necessary to research or enhance any of the materials provided, I will request your authorization before proceeding.

I estimate that the project will take about 6 hours (plus/minus 3 hours). I agree to inform you as soon as possible if I believe these time parameterscannot be adhered to. A record of hours spent working on this project will be available for you to review during construction. A copy will also be included in the final invoice.

I will inform you of any material that I believe requires the review and/or approval of a third party such as consultant, attorney, or programmer, although I make no claims to expertise in such areas.

You understand that costs are outlined as follows:

1. Cost of site design and layout is $300 for the first 6 hours, $50 for each additional hour.

2.  Preparing graphics and photographs for web publication: $150

3.  Content placing and copy editing: $150

4.  Setting up and coordinating shopping carts with Paypal: $100

5. Once site has been complete, additional maintenance is to be billing on a per instance basis. Cost is $20 minimum for up to 1 hour of work, $15 for each additional hour.

The total cost of initial site construction is $700.

Payment will be made as follows:

1. An initial payment of 50% of the fee plus extra costs, if any, paid on agreement.

2. Remainder of payment (50% plus additional costs) expected within 15 days of the completion of the project. In the event that any amount remains unpaid fifteen days after invoice date, I reserve the right to discontinue, withhold, or suspend services.

3. Future maintenance and updates to the site will be charged at $20 per update, $15 for each additional hour. Payment for maintenance will be expected 15 days after invoice date.

At any point that you or I wish to cancel this agreement, both verbal and written notice will be given, and an invoice of unbilled time will be rendered.


Copyright and Content

1. You MUST own copyright, or have reproductive rights, of all artwork, trade names, photographs, and other materials supplied to me for inclusion in the Cape Coastal Trading website. You will have full liability for the consequences of the contents of the Cape Coastal Trading site as long as the site reflects your instructions to me.

2. While copyright rights and full ownership of the completed Cape Coastal Trading website belongs to you, it is understood that I may, in the future, use the Cape oastal Trading website in my portfolio as an example of my capabilities, and that I may use your company's name on my client list.

3.  The domain name and hosting will be registered in your name.

4. I withhold the rights to refuse publication on the web of any content that I see as being indecent, obscene or offensive towards others.

Your reply with a signed copy of this agreement to me, along with the initial payment and prepared materials for website content shall act as my notice to commence with the project. An invoice for the initial payment is enclosed.


I look forward to being of service to you and your company.


Sincerely,

Cynthia Lin

This contract is a legally binding document. Your signature below indicates that you have read and agreed to all parts of this contract.


/s/ Kwajo M. Sarfoh
____________________________________
client signature

April 9, 2003
___________________
date